EXHIBIT 99.1
                                                                    ------------



[SEMOTUS SOLUTIONS LETTERHEAD]



                                                           FOR IMMEDIATE RELEASE

                     SEMOTUS TO SUBMIT PLAN OF COMPLIANCE TO
                             AMERICAN STOCK EXCHANGE

LOS GATOS, Calif. - (PRIMEZONE) - July 17, 2006 - Semotus Solutions, Inc. (AMEX:DLK), an innovative leader of software solutions for enterprise mobility, today announced that in response to a letter received from the American Stock Exchange ("the AMEX") on July 14, 2006, which noted the Company's failure to comply with Section 1003(a)(iii) of the AMEX Company Guide relating to shareholders' equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five more recent fiscal years, the Company will submit a plan of compliance by August 14, 2006 advising the AMEX of actions it has taken or will take to return to compliance with continued listing standards within the next 18 months.

Further, in accordance with Section 1003(f)(v) of the Company Guide, the AMEX has determined that it deems it appropriate for Semotus to effect a reverse stock split of its common stock to address its low selling price. The Company has already taken steps to seek shareholder approval for a reverse split of its common stock, pursuant to a Preliminary Proxy Statement filed with the U.S. Securities & Exchange Commission on July 12, 2006.

About Semotus Solutions
Founded in 1993, Semotus Solutions is the premier provider of software for the mobile enterprise, connecting employees to critical business systems, information and processes. Semotus has a Fortune 1000-installed customer base and hundreds of corporate clients including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan Chase and The United Nations. Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, health care and m-commerce. For more information on the Company, please visit the following web sites: http://www.semotus.com; http://www.hiplinkwireless.com; http://www.clickmarks.com; http://www.xb.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                      FOR MORE INFORMATION, PLEASE CONTACT:
                          Dodi Handy, President and CEO
                      Elite Financial Communications Group
                    407-585-1080 or via email at dlk@efcg.net